8-K Cover

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer (949) 509-4440

DOWNEY ANNOUNCES THE APPOINTMENT OF A NEW PRESIDENT

          Newport Beach, California — September 27, 2007 - Downey Financial Corp. (NYSE:DSL) announced that Mr. Frederic R. McGill (Rick) will be joining Downey as its President effective October 29, 2007. Mr. McGill will also serve as President of Downey’s wholly-owned subsidiary, Downey Savings and Loan Association, F.A (the “Bank”). Mr. McGill will be assuming the responsibilities of President of Downey and the Bank from Mr. Daniel D. Rosenthal who will be continuing as the Chief Executive Officer of Downey and the Bank.

          Mr. McGill has over 30 years of experience in the banking and finance industry. Mr. McGill served as President, Chief Executive Officer and/or Chief Operating Officer of Quaker City Bancorp (QCBC), and its wholly owned subsidiary Quaker City Bank for 13 years until its sale to Banco Popular North America in September of 2004. Mr. McGill served as President of Quaker City Bank, a division of Banco Popular North America from September 2004 through March 2005. Since March 2005, Mr. McGill had a consulting arrangement with Banco Popular. Prior to joining QCBC, Mr. McGill served in senior level positions at other banks and thrifts.

          In addition to Mr. McGill's senior level positions within various financial institutions, he has served on the Board of Directors for a variety of organizations, including the Federal Home Loan Bank of San Francisco, California Bankers Association and Broadway Federal Bank in Los Angeles.

          Daniel D. Rosenthal who presently holds the dual role of President and Chief Executive Officer, commented, “This year marks Downey’s 50th year in business. This is a tremendous milestone. With the growth we have experienced over the years and the ever changing business environment we decided to expand our senior management team and split the dual role of President and CEO. We look forward to having Mr. McGill join us as we look ahead to our future.”

          Downey Financial Corp. is the parent company of Downey Savings and Loan Association, F.A. with assets of $14.4 billion and 168 branches throughout California and four in Arizona.